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                                                                       Exhibit 2
                               FIRST AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT
                          ----------------------------

     Amendment, dated as of November 13, 1997, to the Shareholder Rights Agreement, dated as of February 2, 1995 (the "Rights Agreement"), between Alpha-Beta Technology, Inc. (the "Company") and BankBoston, N.A. f/k/a The First National Bank of Boston, as the rights agent (the "Rights Agent").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein) the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of the Company's common stock.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereby agree that the Rights Agreement is hereby amended as follows (capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement):

     1. The first paragraph of Section 1(a) of the Rights Agreement is amended and restated as follows:

     (a) "Acquiring Person" shall mean any Person who or which, together with
          ----------------
all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, (iv) any Person holding shares of Common Stock organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement, or (v) Ross Financial Corporation, a corporation organized and existing under the laws of the Cayman Islands ("Ross Financial"), (the Persons described in clauses (i) through (v) above are referred to herein as "Exempt Persons").

     2. Section 1(b) of the Rights Agreement is amended and restated as follows:

          (b) "Adverse Person" shall mean any Person, other than Ross Financial,
               --------------
declared to be an Adverse Person by the Board of Directors upon a determination of the Board of Directors that the criteria set forth in Section 11(a)(ii)(B) apply to such Person.

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     3.   Section 3(c) of the Rights Agreement is amended and restated as follows:

          (c) Certificates for the Common Stock issued after November 13, 1997, but prior to the earlier of the Distribution Date or the redemption, expiration or termination of the Rights, shall be deemed also to be certificates for Rights, and shall bear a legend, substantially in the form set forth below:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Shareholder Rights Agreement between Alpha-Beta Technology, Inc. and BankBoston, N.A. f/k/a The First National Bank of Boston, as Rights Agent, dated as of February 2, 1995, as amended on November 13, 1997 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Alpha-Beta Technology, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Alpha-Beta Technology, Inc. may redeem the Rights at a redemption price of $0.01 per Right, subject to adjustment, under the terms of the Rights Agreement. Alpha-Beta Technology, Inc. will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons, Adverse Persons or any Affiliates or Associates thereof (as defined in the Rights Agreement), and any subsequent holder of such Rights, may become null and void.

     4. Section 27 of the Rights Agreement is amended by adding the following sentence at the end of such Section:

          Notwithstanding any other provision hereof, the consent of Ross Financial must be obtained regarding any amendment of or supplement to this Agreement which at any time could result in Ross Financial becoming an Acquiring Person or being declared an Adverse Person pursuant to the terms hereof.

     As amended hereby, the Rights Agreement shall continue in full force and effect in accordance with its terms.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.

                                    ALPHA-BETA TECHNOLOGY, INC.


                                    By:   /s/ Spiros Jamas
                                       _________________________________________
                                       Name:  Spiros Jamas
                                       Title: President/CEO


                                    BANKBOSTON, N.A.


                                    By:   /s/ Katherine Anderson
                                       _________________________________________
                                       Name:  Katherine Anderson
                                       Title: Director, Client Services